Exhibit 99(a)

Media Contact:

Christy Phillips 704.383.8178

Investor Contact:

Alice Lehman 704.374.4139

Press Release Thursday, January 15, 2004 WACHOVIA CORPORATION INCREASES QUARTERLY DIVIDEND 14% TO 40 CENTS PER SHARE

WACHOVIA AUTHORIZES 60 MILLION SHARE INCREASE IN SHARE REPURCHASE PROGRAM TO 123.4 MILLION SHARES

CHARLOTTE, N.C. – Wachovia Corporation (NYSE:WB) today announced that its board of directors approved a 14 percent increase in the company’s regular quarterly cash dividend to 40 cents per common share, up from the current 35 cents per share. The new common stock dividend is payable on March 15, 2004, to shareholders of record as of the close of business on February 27, 2004.

Also, the board authorized the repurchase of up to an additional 60 million shares of Wachovia’s common stock. The authorization is in addition to previous authorizations under which Wachovia may repurchase up to approximately 63.4 million shares of Wachovia common stock.

“Today’s announcement reflects our board’s confidence in Wachovia’s ability to consistently grow earnings while strengthening our financial performance,” said Ken Thompson, chairman and chief executive officer of Wachovia. “Wachovia continues to excel at generating capital in excess of our ongoing operational needs and regulatory requirements. We’re pleased to ensure that our stockholders share in the company’s success with this further dividend increase and stock buyback program.”

The stock repurchases may be private or open-market purchases, including block transactions, accelerated or delayed block transactions, forward transactions, collar transactions, and similar transactions. The amount and timing of the stock repurchases would be based on various factors, such as management’s assessment of Wachovia’s capital structure and liquidity, the market price of Wachovia common stock compared to management’s assessment of the stock’s underlying value, and applicable regulatory, legal and accounting factors.

In 2003, Wachovia repurchased approximately 27.7 million shares of Wachovia common stock in the open market at an average price of $43.12 per share, including 14 million shares at an average cost of $45.36 per share in the fourth quarter of 2003. In addition, Wachovia settled forward purchase contracts and equity collar contracts in 2003 representing 30.9 million shares at an average cost of $32.81 per share, including 4.9 million shares subject to equity collar contracts at an average cost of $34.95 per share in the fourth quarter of 2003.

In other news today, Wachovia reported fourth quarter 2003 net income available to common shareholders of $1.1 billion, or 83 cents per share, compared with $891 million, or 66 cents per share, in the fourth quarter of 2002.

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers throughout the East Coast and the nation, with assets of $401 billion, market capitalization of $61 billion and stockholders’ equity of $32 billion at December 31, 2003. Its four core businesses, the General Bank, Capital Management, Wealth Management and the Corporate and Investment Bank, serve 9 million households, including 900,000 businesses, primarily in 11 East Coast states and Washington, D.C. Its broker-dealer, Wachovia Securities, LLC, serves clients through 700 offices in 48 states. Global services are provided through more than 32 international offices. Online banking and brokerage products and services also are available through wachovia.com.

This news release contains various forward-looking statements. A discussion of various factors that could cause Wachovia Corporation’s actual results to differ materially from those expressed in such forward-looking statements is included in Wachovia’s filings with the Securities and Exchange Commission, including its Current Report on Form 8-K dated  January 15, 2004.

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